July 13, 2016

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

We have been furnished with a copy of the response to Items 4.01 and 4.02 of Form 8-K for the event that occurred on July 7, 2016, to be filed by our former client, LifeVantage Corporation. We agree with the statements made in response to those Items in so far as they relate to our firm.

Very truly yours,

/s/ BDO USA, LLP